Exhibit 23.4




                      ACCOUNTANTS' CONSENT




The Board of Directors
Davidson & Associates, Inc.

We consent to the incorporation by reference in the registration statement (No. 333-11035) on Form S-3 of CUC International Inc. of our report dated February 21, 1996 with respect to the consolidated balance sheets of Davidson & Associates, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the Form 8-K of CUC International Inc. dated July 24, 1996, and to the reference to our firm under the heading "Experts" in the prospectus.



                              KPMG PEAT MARWICK LLP




Long Beach, California
September 11, 1996